UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 20, 2008

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 20, 2008, Westaff (USA), Inc. (the “Borrower”), which is a wholly-owned subsidiary of Westaff, Inc. (the “Company”), entered into a First Amendment to Second Amended and Restated Forbearance Agreement (the “First Amendment to Second Amended and Restated Forbearance Agreement”), among the Borrower, the Company, as parent guarantor, certain lenders party thereto (the “Lenders”) and U.S. Bank National Association, as agent for the Lenders (the “Agent”).  The parties to the First Amendment to Second Amended and Restated Forbearance Agreement are parties to that certain Financing Agreement, dated as of February 14, 2008 (as amended, the “Financing Agreement”).

As previously disclosed, on May 23, 2008, the Borrower received a notice of default from the Agent stating, among other things, that an Event of Default (as defined in the Financing Agreement) had occurred due to the Borrower’s failure to comply with the required Fixed Charge Coverage Ratio (as defined in the Financing Agreement) for the applicable fiscal period ended April 19, 2008 (the “First Event of Default”) and for the applicable fiscal period ended July 12, 2008 (the “Second Event of Default” and together with the First Event of Default, the “Existing Events of Default”).  On July 31, 2008, the Borrower entered into a Forbearance Agreement whereby the Lenders and the Agent agreed, among other things, to forbear from exercising any of their available default rights and remedies in response to the occurrence and continuance of the First Event of Default through August 26, 2008.  On August 26, 2008, the Borrower entered into an Amended and Restated Forbearance Agreement whereby the Lenders and the Agent agreed, among other things, to continue to forbear from exercising any of their default rights and remedies in response to the occurrence and continuance of both of the Existing Events of Default through September 30, 2008.

As previously disclosed in the Company’s Current Report on Form 8-K filed on October 3, 2008, on September 30, 2008, the Borrower entered into a Second Amended and Restated Forbearance Agreement (the “Second Amended and Restated Forbearance Agreement”), whereby the Lenders and the Agent agreed, among other things, to continue to forbear from exercising any of their default rights and remedies in response to the occurrence and continuance of all of the Existing Events of Default through November 21, 2008.

Pursuant to the terms of the First Amendment to Second Amended and Restated Forbearance Agreement, the Agent and the Lenders have agreed to continue to forbear from exercising any of their default rights and remedies through December 5, 2008 with regard to the Existing Events of Default so long as no additional Events of Default occur through December 5, 2008.

The interest rates applicable to the loans made pursuant to the Financing Agreement will continue at the default rate through December 5, 2008.

The foregoing description of the First Amendment to Second Amended and Restated Forbearance Agreement is qualified in its entirety by reference to the First Amendment to Second Amended and Restated Forbearance Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

While the Company was able to obtain a continued forbearance under the First Amendment to Second Amended and Restated Forbearance Agreement, there can be no assurances that a waiver or additional forbearances can be obtained by the Company in the future.  If the Company is unable to obtain a waiver or additional forbearances from the Agent and the Lenders on acceptable terms and the Lenders and the Agent elect to pursue remedies under the Financing Agreement (such as limiting or terminating the Borrower’s right to borrow under the Financing Agreement), the Company may be unable to access the funds necessary for its liquidity requirements, in which case the Company’s business and operating results would be materially adversely affected and the Company could be unable to continue its operations as a going concern.  For more information, please read the risk factor entitled “We are currently in default under the primary credit facility that we use to finance our operations.  If we are unable to obtain a waiver or continued forbearance with respect to this default, we may be unable to satisfy our liquidity requirements and continue our operations as a going concern” and the other risk factors set forth in Item 1A, “Risk Factors” in the Company’s Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarterly period ended July 12, 2008 filed on November 21, 2008.

Item 9.01                                        Financial Statements and Exhibits.

(d)               Exhibit

Exhibit No.	Description of Document

10.1	First Amendment to Second Amended and Restated Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

By:	/s/ Stephen J. Russo
Stephen J. Russo
Executive Vice President and Chief
Operating Officer

Date:  November 26, 2008

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	First Amendment to Second Amended and Restated Forbearance Agreement